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Exhibit 10.3

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600
Phone: (812) 962-5000
Fax: (812) 962-5400

May 17, 2010

William M. Lasky
7140 Office Circle
Evansville, IN 47716

Dear Bill:

        This letter will set forth the terms of your employment as Interim President and Chief Executive Officer of Accuride Corporation ("Accuride" or the "Company"), and shall supersede and replace all other agreements regarding your employment with Accuride.

Position:	Interim President and Chief Executive Officer, reporting to the Board of Directors of the Company (the "Board").
Board:	So long as you are the Interim President and Chief Executive Officer of the Company, the Board will use commercially reasonable efforts to nominate you for re-election as a director.
Term:	You will serve as Interim President and Chief Executive Officer through the date the Board appoints a permanent President and Chief Executive Officer of the Company (the "Transition Date").
Base Salary:	Your base salary will continue at $66,667/month ($800,000/year) through the Transition Date.
Director Compensation:
In addition to your base salary, you will continue to receive normal fees (excluding meeting fees and expenses) and equity grants payable or made available to non-employee members of the Board through the Transition Date. After the Transition Date your eligibility for Board fees and expenses will be determined by normal Board compensation policies.

Annual Incentive:	You will be eligible for an annual incentive under the Company's 2010 Annual Incentive Compensation Plan ("AICP"). Your AICP incentive potential will be determined based on a notional base salary of $650,000, with a target and maximum bonus of 50% of this notional base salary and a threshold bonus of 10% of the notional base salary. The actual incentive amount will be determined based on actual performance of the Company for the 2010 fiscal year compared against the established AICP performance metrics. If your Transition Date is prior to December 31, 2010, your AICP incentive will be pro rated for the portion of 2010 in which you were employed. Your AICP incentive, if any, will be paid in a lump sum at the same time as all other participants in the AICP, but no later than March 15, 2011. Except as specified herein your right to the AICP incentive will be subject to the terms of the Accuride Corporation Annual Incentive Compensation Plan—2010 Plan Year Eligibility, Target Opportunity and Administrative Guidelines
Supplemental Bonus:	In addition to the AICP you will be eligible for a bonus of $650,000 as determined in the sole discretion of the Board based on the following factors:
• Restructure the Company's debt as may be directed by the Board and within a time frame established by the Board;
• Orderly transition to the permanent Chief Executive Officer; and
• Assistance and cooperation with the Board's hiring of it's designated candidate for Chief Financial Officer prior to May 30, 2010.

You may elect on the date hereof to receive up to 50% of any supplemental bonus in common stock of the Company, based on the closing price of the common stock on the date of this Agreement. The supplemental bonus shall be paid as soon as practicable after the Board determines that it is earned, but no later than March 15, 2011.
Travel Expense Reimbursement
The Company will continue to reimburse you for travel and living expenses on the same basis that you are presently receiving them through your Transition Date. All such expenses will be reimbursed to you following submission of such expenses in accordance with Accuride's expense reimbursement policy; provided, however, no expenses will be reimbursed after December 31 of the year following the year in which the expenses were incurred.
Benefits:
As an employee of Accuride you will continue to receive benefits and perquisites at the level and under terms which are provided from time to time to the Company's senior executive officers generally, including:
• Medical/Dental/Vision/ Life/AD&D/LTD insurance
• Mayo Clinic Executive Health Program
• 401(k) Plan
• Financial Planning Stipend ($13,100 with gross up for taxes)
• Executive Retirement Allowance Policy (with gross up for taxes)

• Executive Life (with gross up for taxes)
• 6 weeks vacation
All benefit plans and programs are subject to change or termination at any time at the discretion of the Compensation Committee of the Board.
Restrictive Covenants:	You agree abide by and continue to be bound by the Agreement to Assign Inventions and Maintain Secrecy and the Policy on Confidential & Trade Secret Information you previously signed.
Other:	As a condition of your continued employment with Accuride, you will be bound by all company policies to the extent that they apply to senior executives of the Company.

        Please note that your employment at Accuride is "at will." This means that you may resign from Accuride at any time with or without cause, and Accuride has the right to terminate your employment with or without cause. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. This letter supersedes and replaces all prior written and oral communication on employment related subjects.

        Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,
/s/ BENJAMIN C. DUSTER, IV Benjamin C. Duster, IV Chairman Compensation & Human Resources Committee Accuride Corporation
Acknowledged and Agreed:
/s/ William M. Lasky William M. Lasky
Date: May 17, 2010

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  Exhibit 10.3